EXHIBIT 23.1

To The Board of Directors
Skystar Bio-Pharmaceutical Company

Consent of Independent Accountants
Skystar Bio-Pharmaceutical Company
Audited Financial Statements
December 31, 2005

We consent to the incorporation in the Annual Report of Skystar Bio-Pharmaceutical Company (the “Company”) on Form 10-KSB and in the Company’s Form S-8 Registration Statements (File No. 333-132136 filed on December 16, 2002, and File no. 333-1011679 filed on March 1, 2006) of our report dated March 10, 2006, except for note 2, as to which the date is April 1, 2006 on our audit of the financial statements of Skystar Bio-Pharmaceutical Company and Subsidiary as of December 31, 2005, and for the year then ended, which our reports are incorporated in the Form 10-KSB.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
April 17, 2006